Exhibit 5.1

August 31, 2004

MCF Corporation
601 Montgomery Street, 18th Floor
San Francisco, CA 94111

Re:	MCF Corporation Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to MCF Corporation, a Delaware corporation (the "Company"), in connection with the registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the registration for resale by the selling stockholders listed therein of 6,207,599 shares of Common Stock, par value $0.0001 per share (the "Common Stock"), of the Company. Of the 6,207,599 shares of Common Stock being registered, 4,822,983 shares are currently issued and outstanding (the "Shares") and 1,384,616 shares are issuable upon exercise of warrants by the selling stockholders (the "Warrants"), (the Shares and Warrants collectively, the "Securities").

We have reviewed the Company’s charter documents and such other matters of law and examined and relied upon such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for rendering the opinion expressed herein.We have assumed the genuineness and authenticity of all signatures on original documents, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Based upon such review, we are of the opinion that (i) the 4,822,983 Shares currently outstanding are validly issued, fully paid and nonassessable and (ii) the remaining 1,384,616 shares of Common Stock being registered, if and when issued upon exercise and surrender of the Warrants and the payment of the exercise price as provided in the Warrants, as provided for in the contractual documents evidencing their purchase and sale, will be validly issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the above matter. We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

Very truly yours,

/s/    Tomlinson Zisko LLP

TOMLINSON ZISKO LLP